Exhibit 99.2
Federal Home Loan Bank of Topeka
Audit Committee Report

The Audit Committee of the board of directors of the Federal Home Loan Bank of Topeka (“FHLBank”) is currently comprised of seven directors, four independent directors and three member directors. The Audit Committee operates under a written charter adopted by the board of directors that was last amended on December 15, 2023. The charter is available on the FHLBank’s website at http://www.fhlbtopeka.com. The Audit Committee met 11 times during 2024 and has regular executive sessions with both independent and internal auditors.

In accordance with its written charter, the Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the FHLBank's accounting, financial statement and disclosure matters.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the FHLBank’s 2024 audited financial statements with management and the FHLBank’s independent registered public accounting firm, PricewaterhouseCoopers, LLP (“PwC”). The Audit Committee discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the rules of the Securities and Exchange Commission (“SEC”). In addition, the Audit Committee received from PwC written disclosures and confirmation required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed PwC’s independence from management and the FHLBank.

The Audit Committee discussed with management and PwC the overall scope and plans for the audit of the consolidated financial statements. The Audit Committee meets periodically with management and PwC to discuss the results of their audits, the FHLBank’s disclosure controls and procedures, internal control over financial reporting and internal audit function, and the overall quality of the FHLBank’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended December 31, 2024 be included in the Form 10-K filed with the SEC.

Holly Johnson, Chair
Milroy A. Alexander
Kyle J. Heckman
Thomas E. Henning
Lynn Jenkins
Craig A. Meader
Douglas E. Tippens

March 13, 2025